Exhibit 4.7

CONFORMED COPY

£680,000,000 Multicurrency Revolving Facility Agreement

Reuters Group PLC

arranged by

Citigroup Global Markets Limited

Commerzbank AG London Branch

Deutsche Bank AG, London Branch

Dresdner Bank AG Niederlassung Luxembourg

HSBC Bank plc

J.P. Morgan plc

Lloyds TSB Bank PLC

Morgan Stanley Bank International Limited

Société Générale

Standard Chartered Bank

The Royal Bank of Scotland plc

UBS Limited

with

HSBC Bank plc

acting as Agent

26 October 2006

SCHEDULE 1	65
The Original Lenders	65
SCHEDULE 2	66
Conditions Precedent	66
SCHEDULE 3	68
Utilisation Request	68
SCHEDULE 4	69
Mandatory Cost Formula	69
SCHEDULE 5	72
Form of Transfer Certificate	72
SCHEDULE 6	75
Form of Accession Letter	75
SCHEDULE 7	76
Form of Resignation Letter	76
SCHEDULE 8	77

Existing Security	77
SCHEDULE 9	78
LMA Form of Confidentiality Undertaking	78
SCHEDULE 10	83
Timetables	83
SCHEDULE 11	84
Material Subsidiaries	84

THIS AGREEMENT is made on 26 October 2006

BETWEEN:

(1)	REUTERS GROUP PLC (the “Company”);

(2)
CITIGROUP GLOBAL MARKETS LIMITED, COMMERZBANK AG LONDON BRANCH, DEUTSCHE BANK AG, LONDON BRANCH, DRESDNER BANK AG NIEDERLASSUNG LUXEMBOURG, HSBC BANK plc, J.P. MORGAN plc, LLOYDS TSB BANK PLC, MORGAN STANLEY BANK INTERNATIONAL LIMITED, SOCIETE GENERALE, STANDARD CHARTERED BANK, THE ROYAL BANK OF SCOTLAND plc and UBS LIMITED (each as mandated arranger) (together the “Arrangers”);

(3)	THE FINANCIAL INSTITUTIONS listed in schedule 1 as lenders (the “Original Lenders”); and

(4)	HSBC BANK plc as agent of the other Finance Parties (the “Agent”).

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this agreement:

“Accession Letter” means a document substantially in the form set out in schedule 6 (Form of Accession Letter);

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with clause 25 (Changes to the Obligors);

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with clause 25 (Changes to the Obligors);

“Additional Obligor” means an Additional Borrower or an Additional Guarantor;

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. on a particular day;

“Aggregate Ancillary Commitments” means the aggregate of the Ancillary Commitments;

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Facility;

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under clause 6 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this agreement or the Ancillary Documents relating to that Ancillary Facility;

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility;

“Ancillary Facility” means the Existing Ancillary Facility and any other ancillary facility made available by an Ancillary Lender in accordance with clause 6 (Ancillary Facilities);

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with clause 6 (Ancillary Facilities);

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility, the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility then in force:

(a)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(b)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in either case as determined by such Ancillary Lender acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document;

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Availability Period” means, in relation to a Lender, the period from and including the Signing Date up to and including the date falling one month prior to the Termination Date applicable to that Lender;

“Available Commitment” means a Lender’s Commitment minus:

(a)	the Ancillary Commitment of any Ancillary Facilities that Lender has provided and are currently outstanding;

(b)	the Base Currency Amount of its participation in any outstanding Loans; and

(c)	in relation to any proposed Loan, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date;

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment;

“Back to Back Loan” means any Financial Indebtedness made available to a member of the Restricted Group to the extent that the creditor has recourse directly or indirectly to a deposit of cash or cash equivalent investments beneficially owned by any member of the Restricted Group placed, as part of a related transaction, with that creditor (or an Affiliate of that creditor) or a financial institution approved by that creditor on the basis that the deposit be available, directly or indirectly, so as to reduce the economic exposure of the creditor to the Restricted Group, when looking at the related transactions together, to a net amount.

“Base Currency” means Sterling;

“Base Currency Amount” means:

(a)
in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this agreement); and

(b)
in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to clause 6.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Loan, or (as the case may be) cancellation or reduction of an Ancillary Facility;

“Borrower” means the Company or an Additional Borrower unless it has ceased to be a Borrower in accordance with clause 25 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Lender pursuant to the provisions of clause 6.8 (Affiliates of Borrowers);

“Break Costs” means the amount (if any) by which:

(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day;

“Commitment” means:

(a)
in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this agreement,

to the extent not cancelled, reduced or transferred by it under this agreement;

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in schedule 9 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent;

“Default” means an Event of Default or any event or circumstance specified in clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan;

“Event of Default” means any event or circumstance specified as such in clause 23 (Events of Default);

“Existing Ancillary Facility” means the US$120,000,000 stand-by letter of credit facility provided by The Chase Manhattan Bank (now called JPMorgan Chase Bank, N.A.) originally in favour of Instinet Corporation and now in favour of Reuters C LLC (being an Affiliate of the Company) and dated 29 June 1998, together with the ancillary documents relating thereto including a supporting guarantee from the Company, in each case, as amended, supplemented and varied from time to time;

“Existing Facility Agreement” means the £1,000,000,000 (as reduced to £480,000,000) Syndicated Credit Facility for the Company arranged by the Agent and J.P. Morgan plc and dated 25 April 2003;

“Extension Request Date” means the first anniversary or the second anniversary of the Signing Date;

“Facility” means the multicurrency revolving credit facility made available under this agreement as described in clause 2 (The Facility);

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this agreement;

“Factiva Group” means Dow Jones Reuters Business Interactive LLC and all of its Subsidiaries;

“Fee Letter” means any letter or letters dated on or about the date of this agreement between the Arrangers and the Company (or the Agent and the Company) setting out any of the fees referred to in clause 13 (Fees);

“Finance Document” means this agreement, any Fee Letter, any Accession Letter, any Resignation Letter, any Ancillary Document and any other document designated as such by the Agent and the Company;

“Finance Party” means the Agent, each Arranger, a Lender and an Ancillary Lender;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
for the purposes of clause 23.4 (Cross Default) only, any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in clauses (a) to (h) above,

provided that:

(i)	Indebtedness owing by one member of the Restricted Group to another member of the Restricted Group shall not be taken into account as Financial Indebtedness; and

(ii)
a letter of credit or other indemnity given by a member of the Restricted Group shall only constitute Financial Indebtedness if the underlying obligation itself falls within any of paragraphs (a) to (h) (both inclusive) above.

“FXMarketSpace Group” means FXMarketSpace Limited and all of its Subsidiaries;

“GAAP” means generally accepted accounting principles in the United Kingdom;

“Group” means the Company and its Subsidiaries from time to time;

“Guarantor” means the Company or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with clause 25 (Changes to the Obligors);

“Hedge Fund” means a fund which (a) has a restricted number of qualified purchasers or high net worth investors, (b) typically relies on a regulation exemption to the Investment Company Act of 1940, (c) charges a management fee and/or percentage of the profits and (d) invests in loans, securities and over the counter contracts;

“Holding Company” means a holding company within the meaning of Section 736 of the Companies Act 1985;

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

“Interest Period” means, in relation to a Loan, each period determined in accordance with clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 10.3 (Default Interest);

“Lender” means:

(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Party in accordance with clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this agreement;

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan;

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan;

“LMA” means the Loan Market Association;

“Majority Lenders” means:

(a)
until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Loans or Ancillary Facilities then outstanding, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to the reduction); or

(b)
at any other time, a Lender or Lenders whose participations in the Loans and Ancillary Facilities then outstanding aggregate more than 66⅔ per cent. of all the Loans and Ancillary Facilities then outstanding;

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with schedule 4 (Mandatory Cost Formulae);

“Mandatory Prepayment Event” means an event specified in clause 9.2 (Change of Control) or clause 9.7 (Mandatory Prepayment Events);

“Margin” means at any time, the percentage rate per annum determined at such time to be the Margin in accordance with clause 10.5 (Margin and Commitment Fee);

“Material Adverse Effect” means a material adverse effect on the Group taken as a whole which would affect the ability of any Obligor to perform or observe any of its obligations under any of the Finance Documents;

“Material Subsidiary” means at any particular time, a member of the Restricted Group (other than an Obligor) whose gross assets or pre-taxation profits, as at the end of or (as the case may be) of the latest financial year of the Group and as taken into account for the purpose of the audited consolidated financial statements of the Group for such financial year, represent at least ten per cent. of the consolidated gross assets or pre-taxation profits of the Group as determined from those audited consolidated financial statements of the Group. For this purpose:

(a)
in the case of a member of the Group which itself has Subsidiaries, the calculation shall be made by comparing the consolidated gross assets or pre-taxation profits of it and its Subsidiaries to those of the Group;

(b)	assets which arise from transactions between members of the Group and which would be eliminated in the consolidated financial statements of the Group shall be excluded; and

(c)
if a Subsidiary which is not a Material Subsidiary on the basis of the most recent such accounts receives a transfer of assets or the right to receive any trading profits which taken together with the existing assets or trading profits of that Subsidiary, as the case may be, would satisfy any of the tests above, then that Subsidiary shall also be a Material Subsidiary on and from the date it receives such transfer. If a Material Subsidiary disposes of any assets or the right to receive any trading profits such that it would on the basis of the most recent such accounts cease to be a Material Subsidiary, then it shall be excluded as a Material Subsidiary on and from the date the Company next notifies the Agent of the identity of the Material Subsidiaries under clause 21.1(d) (Financial Information);

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to clause (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period;

“Moody’s” means Moody’s Investors Services Limited or its successor;

“Obligor” means a Borrower or a Guarantor;

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in clause 4.3 (Conditions Relating to Optional Currencies);

“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 31 December 2005;

“Participating Member State” means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union;

“Party” means a party to this agreement;

“Qualifying Lender” has the meaning given to that term in clause 14 (Tax Gross-Up and Indemnities);

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days);

“Reference Banks” means the principal London offices of The Royal Bank of Scotland plc, the Agent and JPMorgan Chase Bank, N.A. or such other banks as may be appointed by the Agent in consultation with the Company;

“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market;

“Repeating Representations” means:

(a)
for the purposes of clauses 4.2(b) (Further Conditions Precedent) and 20.11(a) (Repetition), each of the representations set out in clauses 20.1 to 20.5 (inclusive), 20.7(a), 20.7(d), 20.7(e), 20.8 and 20.10; and

(b)	for the purposes of clauses 20.11(b) (Repetition) and 25.6 (Repetition of Representations), each of the representations set out in clauses 20.1 to 20.5 (inclusive), 20.8 and 20.10;

“Resignation Letter” means a letter substantially in the form set out in schedule 7 (Form of Resignation Letter);

“Restricted Group” means the Group excluding:

(a)	each member of the FXMarketSpace Group;

(b)	each member of the Factiva Group; and

(c)	each member of the Group that:

(i)	is not fully consolidated for the purposes of the consolidated financial statements of the Company and its Subsidiaries from time to time; and

(ii)
is not controlled by the Company (for this purpose “controlled” means the power to direct the management and the policies, whether through the ownership of voting share capital by contract or otherwise);

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan or Ancillary Facility is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan or the relevant claim in respect of that Ancillary Facility;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of clause 7.2 (Unavailability of a Currency)) or the relevant claim in respect of that Ancillary Facility; and

(d)	made or to be made to the same Borrower for the purpose of:

(i)	refinancing a maturing Loan; or

(ii)	satisfying the relevant claim in respect of that Ancillary Facility;

“S&P” means Standard and Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. or its successor;

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders;

“Securitisation” means an issue of securities by an entity outside the Group based on the credit of Securitisation Assets where Security is given over those Securitisation Assets by a Group member in connection with the lending or other transfer of the issue proceeds of the Securitisation to it or another member of the Group;

“Securitisation Assets” means Group receivables, contracts giving rise to such receivables or providing for their administration and any bank accounts into which the proceeds of any such receivables are required to be paid pursuant to the Securitisation and into which no other amounts are paid;

“Security” means a mortgage, charge, pledge, lien or other security interest;

“Signing Date” means the date of this agreement;

“Specified Time” means a time determined in accordance with schedule 10 (Timetables);

“Sterling” has the meaning given to that term in clause 1.2(a)(ix);

“Subsidiary” means:

(a)	a subsidiary within the meaning of Section 736 of the Companies Act 1985; and

(b)	unless the context otherwise requires, a subsidiary undertaking within the meaning of Section 258 of the Companies Act 1985;

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system;

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Termination Date” means, in relation to a Lender, the fifth anniversary of the Signing Date or such later date as may be agreed by that Lender in accordance with clause 2.5(a);

“Total Commitments” means the aggregate of the Commitments, being £680,000,000 at the date of this agreement;

“Transfer Certificate” means a certificate substantially in the form set out in schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company;

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate;

“United Kingdom” or “UK” means the United Kingdom of Great Britain and Northern Ireland;

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents;

“Utilisation Date” means the date on which a Loan is to be made;

“Utilisation Request” means a notice substantially in the form set out in schedule 3 (Utilisation Request); and

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this agreement to:

(i)
the “Agent”, an “Arranger”, any “Finance Party”, any “Lender”, any “Ancillary Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated, supplemented, extended or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)
a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted;

(viii)	a time of day is a reference to London time; and

(ix)
the currency of a country is to the lawful currency of that country for the time being, “£” and “Sterling” is a reference to the lawful currency of the United Kingdom for the time being, “euro” and “€” refer to the currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to Article 109g of the Treaty establishing the European Community and “U.S.$” and “U.S. Dollars” is a reference to the lawful currency of the United States of America for the time being.

(b)	Section, clause and schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this agreement.

(d)	A Default is “continuing” if it has not been remedied or waived.

(e)
A Borrower providing “cash cover” for an Ancillary Facility means a Borrower paying an amount in the currency of the Ancillary Facility to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)	the account is with the Agent (if the cash cover is to be provided for all the Lenders) or Ancillary Lender (if the cash cover is to be provided for that Ancillary Lender); and

(ii)
until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this agreement in respect of that Ancillary Facility.

(f)	A Borrower “repaying” or “prepaying” Ancillary Outstandings means:

(i)	that Borrower providing cash cover for the Ancillary Outstandings;

(ii)	the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility,

and the amount by which Ancillary Outstandings are repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.

(g)	An amount borrowed includes any amount utilised under an Ancillary Facility.

(h)	A Lender funding its participation in a Loan includes a Lender participating in an Ancillary Facility.

(i)	An outstanding amount of an Ancillary Facility at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Ancillary Facility at that time.

1.3	Third Party Rights

(a)
Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this agreement at any time.

2.	THE FACILITY

2.1	The Facility

(a)
Subject to the terms of this agreement, the Lenders make available to the Borrowers a multicurrency revolving credit facility in an aggregate principal amount the Base Currency Amount of which is equal to the Total Commitments.

(b)
Subject to the terms of this agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Borrowers in place of all or part of its Commitment under the Facility.

2.2	Finance Parties’ Rights and Obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ Agent

Each Obligor irrevocably authorises and instructs the Company to give and receive as agent on its behalf all notices (including Utilisation Requests) and sign all documents in connection with the Finance Documents on its behalf (including Resignation Letters under clause 25.3 (Resignation of a Borrower)) and take such other action as may be necessary or desirable under or in connection with the Finance Documents and confirms that it will be bound by any action taken by the Company under or in connection with the Finance Documents.

2.4	Actions of Company

The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:

(a)	any irregularity (or purported irregularity) in any act done by or any failure (or purported failure) by the Company; or

(b)	the Company acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(c)	the failure (or purported failure) by, or inability (or purported inability) of, the Company to inform any Obligor of receipt by it of any notification under a Finance Document.

2.5	Extension of Termination Date

(a)
Subject to paragraph (d) below, the Company may, prior to each of the first and second anniversary of the Signing Date, provide the Agent with no less than 30 days and no more than 60 days notice with a request (an “Extension Request”) to extend the Termination Date to the date falling five years after that Extension Request Date.

(b)	Upon receipt of an Extension Request, the Agent shall immediately notify the Lenders.

(c)
Each Lender shall notify the Agent no later than 15 days prior to the relevant Extension Request Date whether or not it agrees to the Termination Date being extended as requested. If no notice is received by the Agent from a Lender by the date falling 15 days prior to the relevant Extension Request Date, the Termination Date applicable to such Lender shall not be extended.

(d)	No Lender is under any obligation to extend the Availability Period applicable to its Commitment.

(e)
As soon as practicable after it establishes which of the relevant Lenders (if any) agree to the Termination Date being so extended, the Agent shall, by notice to the Company and each Lender, confirm those Lenders which have agreed to extend the Termination Date and those Lenders which have not (each a “Dissenting Lender”).

(f)	Should there be one or more Dissenting Lenders, the Company may, at any time until the date falling 60 days after the relevant Extension Request Date, either:

(i)	cancel such Dissenting Lender’s Commitment in full and simultaneously prepay that Dissenting Lender’s participation in any outstanding Loans and Ancillary Facilities; or

(ii)
require that Dissenting Lender to transfer its Commitment and its participation in any outstanding Loans and Ancillary Facilities (at par) to a New Lender in accordance with the procedure in clause 24 (Changes to the Lenders) and the Termination Date applicable to that Lender will be the date requested by the Company in the notice given by it under paragraph (a) above (which shall be no later than 60 days after the relevant Extension Request Date).

(g)
If any Utilisation Request for a Loan specifies an Interest Period ending after the Termination Date applicable to a Lender, that Lender’s Available Commitment shall be excluded from the calculations of the participation pursuant to clause 5.4 (Lenders’ Participation) in relation to that Utilisation Request and that Lender shall not participate in that Loan.

3.	PURPOSE

3.1	Purpose

(a)	Each Loan under the Facility will be applied:

(i)	to refinance the Existing Facility Agreement; or

(ii)	in or toward the working capital and/or the general corporate purposes of the Group.

(b)	Each Ancillary Facility will be applied in respect of general corporate purposes of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial Conditions Precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in part 1 of schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further Conditions Precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ Participation) if on the date of the Utilisation Request and on the proposed Utilisation Date, except in the case of a Rollover Loan:

(a)	no Default or Mandatory Prepayment Event is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions Relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it is U.S. Dollars, euro or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan.

(b)	If the Agent has received a written request from the Company for a currency to be approved under clause 4.3(a)(ii), the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiple) for any subsequent Loan in that currency.

4.4	Number of Utilisation Requests

A Borrower may not deliver more than one Utilisation Request on any one day but such Utilisation Request may specify any number of Loans.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the currency and amount of the Loan comply with clause 5.3 (Currency and Amount); and

(c)	the proposed Interest Period complies with clause 11 (Interest Periods).

5.3	Currency and Amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be a minimum Base Currency Amount of £10,000,000 or, if less, the Available Facility.

5.4	Lenders’ Participation

(a)	If the conditions set out in this agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)
The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.	ANCILLARY FACILITIES

6.1	Type of Facility

An Ancillary Facility may be by way of:

(a)	a guarantee, documentary or stand-by letter of credit facility; or

(b)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with an Ancillary Lender.

6.2	Availability

(a)
If the Company and a Lender agree and except as otherwise provided in this agreement, the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilised Commitment (which shall (except for the purpose of determining the Majority Lenders) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

(b)
An Ancillary Facility (other than the Existing Ancillary Facility) shall not be made available unless, not later than 20 Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Company:

(i)	a notice in writing requesting the establishment of an Ancillary Facility and specifying:

(A)	the proposed Borrower(s) (or Affiliate of a Borrower) which may use the Ancillary Facility;

(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C)	the proposed type of Ancillary Facility to be provided;

(D)	the proposed Ancillary Lender;

(E)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility (if not denominated in the Base Currency); and

(F)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency);

(ii)	a copy of the proposed Ancillary Document; and

(iii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c)	The Agent shall promptly notify the Company, the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility (other than the Existing Ancillary Facility).

(d)
No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this agreement (including, for the avoidance of doubt, under this clause). In such a case, the provisions of this agreement with regard to amendments and waivers will apply.

(e)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

(f)	JPMorgan Chase Bank, N.A. is an Ancillary Lender in respect of the Existing Ancillary Facility on the date of this Agreement with an Ancillary Commitment of £56,666,666.67.

6.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.

(b)	However, those terms (except in relation to the Existing Ancillary Facility):

(i)	must be based upon normal commercial terms at that time (except as varied by this agreement);

(ii)	may allow only Borrowers (or Affiliates of Borrowers nominated pursuant to clause 6.8 (Affiliates of Borrowers)) to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment with respect to the Facility of that Lender;

(v)	must not cause the Aggregate Ancillary Commitments to exceed U.S.$120,000,000 (as calculated by that Ancillary Lender); and

(vi)
must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date for the

Facility (or such earlier date as the Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c)	If there is any inconsistency between any term of an Ancillary Facility (other than the Existing Ancillary Facility) and any term of this agreement, this agreement shall prevail except for:

(i)	clause 33.3 (Day Count Convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility; and

(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail.

(d)	Interest, commission and fees on Ancillary Facilities (other than the Existing Ancillary Facility) are dealt with in clause 13.5 (Interest, Commission and Fees on Ancillary Facilities).

6.4	Repayment of Ancillary Facility

(a)
An Ancillary Facility (other than the Existing Ancillary Facility) shall cease to be available on the Termination Date applicable to a Lender or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this agreement.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and its Commitment shall be increased accordingly).

(c)	If the Ancillary Commitment of any Ancillary Lender under an Ancillary Facility reduces, its Commitment shall be increased accordingly.

(d)
No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility (except in the case of the Existing Ancillary Facility or where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless:

(i)
the Total Commitments have been cancelled in full, or all outstanding Loans under the Facility have become due and payable in accordance with the terms of this agreement, or the Agent has declared all outstanding Loans under the Facility immediately due and payable, or the expiry date of the Ancillary Facility occurs; or

(ii)
it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iii)
the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Loan under the Facility and the Ancillary Lender gives sufficient notice to enable a Loan of the Facility to be made to refinance those Ancillary Outstandings.

(e)	For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in paragraph (c)(iii) above can be refinanced by a Loan of the Facility:

(i)	the Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and

(ii)
the Loan may (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether clause 4.4 (Number of Utilisation Requests) or clause 5.2(b) (Completion of a Utilisation Request) applies.

(f)	On the making of a Loan of the Facility to refinance Ancillary Outstandings:

(i)
each Lender will participate in that Loan in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Loans then outstanding bearing the same proportion to the aggregate amount of the Loans then outstanding as its Commitment bears to the Total Commitments; and

(ii)	the relevant Ancillary Facility shall be cancelled.

6.5	Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility.

6.6	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

6.7	Affiliates of Lenders as Ancillary Lenders

(a)
Subject to the terms of this agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender having a Commitment of the relevant Lender. For the purposes of calculating the Lender’s Available Commitment with respect to the Facility, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

(b)	The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Agent pursuant to clause 6.2(b)(i) (Availability).

(c)	An Affiliate of a Lender which becomes an Ancillary Lender shall accede to this agreement by delivery to the Agent of a duly completed Transfer Certificate.

(d)
If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in clause 24.1 (Assignments and Transfers by the Lenders)), its Affiliate shall cease to have any obligations under this agreement or any Ancillary Document.

(e)
Where this agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

6.8	Affiliates of Borrowers

(a)	Subject to the terms of this agreement, an Affiliate of a Borrower may with the approval of the relevant Lender become a borrower with respect to an Ancillary Facility.

(b)	The Company shall specify any relevant Affiliate of a Borrower in any notice delivered by the Company to the Agent pursuant to clause 6.2(b)(i) (Availability).

(c)
If a Borrower ceases to be a Borrower under this agreement in accordance with clause 25.3 (Resignation of a Borrower), its Affiliate shall cease to have any rights under this agreement or any Ancillary Document.

(d)
Where this agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)
Any reference in this agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

6.9	Commitment Amounts

Notwithstanding any other term of this agreement, each Lender shall ensure that at all times its Commitment is not less than:

(a)	its Ancillary Commitment; or

(b)	the Ancillary Commitment of its Affiliate.

7.	OPTIONAL CURRENCIES

7.1	Selection of Currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in a Utilisation Request.

7.2	Unavailability of a Currency

If before the Specified Time:

(a)	a Lender notifies the Agent that the Optional Currency (other than U.S. Dollars or euro) requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this clause 7.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the maturing Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

7.3	Participation in a Loan

Each Lender’s participation in a Loan will be determined in accordance with clause 5.4(b) (Lenders’ Participation).

8.	REPAYMENT

Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

9.	PREPAYMENT AND CANCELLATION

9.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)
each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

9.2	Change of Control

(a)	Subject to clause 9.2(d), if any person or group of persons acting in concert gains control of the Company:

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)
if the Majority Lenders so require, the Agent shall, by not less than 14 days’ notice to the Company, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of clause 9.2(a) above “control” shall have the meaning as defined in section 416 of the Taxes Act;

(c)	For the purpose of clause 9.2(a) above “acting in concert” shall have the meaning as defined in the City Code on Takeovers and Mergers; and

(d)
Clause 9.2(a) will not apply where a change in control occurs as a result of a scheme of arrangement which effects the interposition of a limited liability company (“NewCo”) between the shareholders of the Company immediately prior to the scheme of arrangement (the “Existing Shareholders”) and the Company provided immediately after completion of the scheme of arrangement the Existing Shareholders are the only shareholders of NewCo and that all Subsidiaries of the Company immediately prior to the scheme of arrangement are Subsidiaries of the Company immediately after completion of the scheme of arrangement or any other scheme of arrangement which does not prejudice the interests of the Lenders.

9.3	Voluntary Cancellation

(a)
The Company may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of £10,000,000) of the Available Facility.

(b)	Any voluntary cancellation under clause 9.3(a) will be applied:

(i)	firstly, against the Available Commitments pro rata; and

(ii)	secondly, in cancellation of any outstanding Ancillary Facilities pro rata between the participations of the Lenders in such Ancillary Facilities.

9.4	Voluntary Prepayment of Loans

(a)
The Borrower to which a Loan has been made may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of £10,000,000).

(b)
Any voluntary prepayment under clause 9.4(a) will be applied against the Loans pro rata (or against such Loans as the relevant Borrower shall designate in the notice of prepayment) and pro rata between the participations of the Lenders in such Loans.

9.5	Right of Repayment and Cancellation in Relation to a Single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under clause 14.2(c) (Tax Gross-Up); or

(ii)	any Lender claims indemnification from the Company under clause 15.1 (Increased Costs),

the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in clause 9.5(a), the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Company has given notice under clause 9.5(a) (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

9.6	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this clause 9 shall be irrevocable and, unless a contrary indication appears in this agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this agreement.

(e)	No amount of the Total Commitments cancelled under this agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this clause 9 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

9.7	Mandatory Prepayment Events

(a)	If at any time:

(i)	it is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents in any material respect; or

(ii)	the guarantee of any Guarantor under clause 19 (Guarantee and Indemnity) is not effective or is alleged by that Guarantor to be ineffective for any reason,

then the Agent shall, if instructed to do so by the Majority Lenders, by notice to the Company:

(A)
call for prepayment of all the outstanding Loans and Ancillary Outstandings on such date as it may specify in such notice whereupon all such Loans and Ancillary Outstandings shall become due and payable on such date together with accrued interest and any other sums then owed by the Obligors under the Finance Documents; and

(B)	declare that the Total Commitments shall be cancelled, whereupon the Total Commitments shall be cancelled and the Commitments of each Lender shall be cancelled and reduced to zero.

(b)
If a Mandatory Prepayment Event occurs in respect of a Guarantor (other than the Company) under paragraph (a)(i) above (in respect of its obligations as a Guarantor only) or under paragraph (a)(ii) above, the Agent shall not be entitled to give a notice to the Company in accordance with paragraphs (a)(A) or (a)(B) above, if:

(i)	within five Business Days of becoming aware of the relevant Mandatory Prepayment Event, the relevant Guarantor ceases to be a Guarantor in accordance with clause 25.5 (Resignation of a Guarantor); and

(ii)	at the time of it ceasing to be a Guarantor, there is no breach of clause 22.4 (Upstream Guarantees).

9.8	Mandatory Prepayment by Borrowers

If any Borrower (other than the Company) ceases to be a wholly-owned Subsidiary of the Company it shall forthwith prepay all outstanding Loans and Ancillary Outstandings made to it together with all amounts payable by it under this agreement and thereupon cease to be a Borrower.

10.	INTEREST

10.1	Calculation of Interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

10.2	Payment of Interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

10.3	Default Interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 10.3(b), is one per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of Rates of Interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this agreement.

10.5	Margin and Commitment Fee

(a)
The Margin (expressed as a percentage per annum) will be set in accordance with clauses 10.5(b) and (c) to the percentage rate specified in the table below set opposite the long term credit rating assigned by the Rating Agencies to the Company, as follows:

Credit Rating by Moody’s/S&P	Margin (per cent. per annum)
A+/A1	0.125
A/A2	0.150
A-/A3	0.175
BBB+/Baa1	0.225
BBB/Baa2	0.250
BBB-/Baa3 or lower	0.275

(b)
Promptly after becoming aware of the same, the Company shall notify the Agent in writing if any change in the long term credit rating assigned to the Company occurs or the circumstances contemplated by clause 10.5(d)(v) arise (each an “Adjustment Event”).

(c)	(i)
The Margin will be adjusted (if applicable) three Business Days after receipt by the Agent of notification of an Adjustment Event in accordance with clause 10.5(b) or, if earlier, three Business Days after the date on which the Agent otherwise becomes aware of that Adjustment Event; and

(ii)	The Agent shall notify in writing the Lenders and the Company of any adjustment to the Margin under sub-paragraph (i) above.

(d)	For the purposes of this clause 10.5:

(i)	“Rating Agency” means either of Moody’s and S&P;

(ii)	the “long term credit rating”, means at any time, the long term unsecured credit rating assigned at that time to the Company by a Rating Agency;

(iii)
if at any time there is a difference in the long term credit rating assigned to the Company by the Rating Agencies, the applicable Margin will be determined as the average of the margin levels specified opposite the relevant ratings in the table set out in clause 10.5(a).

(iv)	if only one Rating Agency assigns a long term credit rating the Margin will be determined on the basis of the rating of that Rating Agency; and

(v)	if there is no long term credit rating assigned by either Rating Agency, the Margin will be determined as if Moody’s and S&P had assigned long term credit ratings of BBB- and Baa3 respectively.

(e)	The commitment fee referred to in clause 13.1 (Commitment Fee) shall be on each day thirty per cent. of the Margin which would be applicable to a Loan if that were drawn on such day.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)
Subject to this clause 11, a Borrower (or the Company) may select an Interest Period of 1, 2, 3 or 6 Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of Quotations

Subject to clause 12.2 (Market Disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market Disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this agreement “Market Disruption Event” means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

12.3	Alternative Basis of Interest or Funding

(a)
If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to clause 12.3(a) shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

12.4	Break Costs

(a)
Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Commitment Fee

(a)
The Company shall pay to the Agent (for the account of each Lender) a commitment fee in the Base Currency computed at 30 per cent. of the Margin per annum on that Lender’s Available Commitment for the Availability Period.

(b)
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.2	Agency Fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.3	Extension Fee

Upon each extension in accordance with clause 2.5 (Extension of Termination Date), the Company shall pay to the Agent (for distribution to each Lender which is not a Dissenting Lender pro rata to its proportion of the Total Commitments as simultaneously extended) an extension fee in an amount to be agreed between the Company and the Agent on the date of the relevant Extension Request.

13.4	Up-front Fee

The Company shall pay to the Agent (for distribution to each Lender pro rata to the proportion of its Commitment) an up-front fee in the amount and at the times agreed in a Fee Letter.

13.5	Interest, Commission and Fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

14.	TAX GROSS-UP AND INDEMNITIES

14.1	Definitions

(a)	In this agreement:

“Qualifying Lender” means:

(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of a Loan and is:

(A)	a Lender:

(aa)	which is a bank (as defined for the purpose of section 349 of the Taxes Act) making a Loan; or

(bb)	in respect of a Loan by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that Loan was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that Loan; or

(B)	a Lender which is:

(aa)	a company resident in the United Kingdom for United Kingdom tax purposes;

(bb)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that Loan that falls to it by reason of sections 114 and 115 of the Taxes Act;

(cc)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that Loan in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or

(C)	a Treaty Lender.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of a Loan is:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that Loan that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(iii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that Loan in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company;

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax;

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document;

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under clause 14.2 (Tax Gross-Up);

“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means where a Lender becomes a Party after the day on which this agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party.

(b)	Unless a contrary indication appears, in this clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax Gross-Up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
An Obligor is not required to make an increased payment to a Lender under clause 14.2(c) for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)
the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)	(A)	the relevant Lender is a Qualifying Lender solely under clause 14.1(a)(i)(B) of the definition of Qualifying Lender;

(B)
the Board of the HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from that Obligor or the Company a certified copy of that Direction; and

(C)	the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or

(iii)
the relevant Lender is a Qualifying Lender solely under clause 14.1(a)(i)(B) of the definition of Qualifying Lender and it has not, other than by reason of any change after the date of this agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Company; or

(iv)
the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause 14.2(g).

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)
A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	A UK Non-Bank Lender which becomes a Party on the day on which this agreement is entered into gives a Tax Confirmation to the Company by entering into this agreement.

(i)	A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

14.3	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and fully retained that Tax Credit on an affiliated group basis,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.4	Stamp Taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.5	Value Added Tax

(a)
All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to clause 14.5(c), if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT upon such Finance Party providing an appropriate VAT invoice to such Party.

(b)
If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

15.	INCREASED COSTS

15.1	Increased Costs

(a)
Subject to clause 15.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made after the date of this agreement.

(b)	In this agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliates) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased Cost Claims

(a)
A Finance Party intending to make a claim pursuant to clause 15.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

(a)	Clause 15.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by the payment of the Mandatory Cost;

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(iv)
attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this clause 15.3, a reference to a “Tax Deduction” has the same meaning given to the term in clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency Indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other Indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of clause 29 (Sharing Among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

16.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised,

except to the extent that the cost, loss or liability arises directly from the Agent’s negligence or wilful misconduct.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 9.1 (Illegality), clause 14 (Tax Gross-Up and Indemnities), clause 15 (Increased Costs) or schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

17.2	No Limitation

Clause 17.1 (Mitigation) does not in any way limit the obligations of any Obligor under the Finance Documents.

17.3	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction Expenses

The Company shall promptly on demand pay the Agent and the Arrangers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and primary syndication of:

(a)	this agreement and any other documents referred to in this agreement; and

(b)	any other Finance Documents executed after the Signing Date.

18.2	Enforcement Costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

19.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

19.4	Waiver of Defences

The obligations of each Guarantor under this clause 19 will not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

19.5	Immediate Recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this clause 19.

19.7	Deferral of Guarantors’ Rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

19.8	Release of Guarantors’ Right of Contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)
that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)
each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.9	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this clause 20 to each Finance Party on the date of this agreement (but in the case of an Obligor other than the Company, only in respect of itself).

20.1	Status

(a)	It is duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

20.2	Binding Obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to clause 4 (Conditions of Utilisation) or clause 25 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

20.3	Non-Conflict With Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

20.4	Power and Authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5	Validity

All Authorisations required or desirable to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party have been obtained or effected and are in full force and effect.

20.6	No Default

(a)	No Event of Default has occurred and is continuing which has not been remedied.

(b)	No Default has occurred and is continuing which has not been remedied.

20.7	Financial Statements

(a)
The most recently published audited consolidated financial statements of the Group give (in conjunction with the notes thereto) a true and fair view of the financial condition of the Group as at the date as of which the same were prepared.

(b)
The Original Financial Statements were prepared in accordance with IFRS consistently applied and give (in conjunction with the notes thereto) a true and fair view of the consolidated financial condition of the Group as at the date as of which they were prepared and the consolidated results of the operations of the Group during the financial year then ended.

(c)
There has been no material change in the business or consolidated financial condition of the Group taken as a whole since 31 December 2005 which could reasonably be expected to have a Material Adverse Effect.

(d)
As at the date on which the most recently published audited consolidated financial statements of the Group were prepared no member of the Group had any material liabilities which were not disclosed thereby (or by the notes thereto) or provided for therein and which should at that date have been so disclosed or provided for.

(e)
The financial information supplied by it or on behalf of it by any other member of the Group to the Lenders relating to any member of the Group in connection with this agreement is true and accurate in all material respects.

20.8	Pari Passu Ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.9	No Proceedings Pending or Threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

20.10	Security

Its execution of the Finance Documents and its exercise of its rights and performance of its obligations thereunder will not result in the existence of, nor oblige any member of the Restricted Group to create, any Security over all or any of its present or future revenues or assets.

20.11	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request and the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

21.	INFORMATION UNDERTAKINGS

The undertakings in this clause 21 remain in force from Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Financial Information

The Company shall supply to the Agent, or procure the supply of, in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(i)	its audited financial statements for that financial year; and

(ii)	the audited financial statements of the Group for that financial year; and

(b)
as soon as the same become available, but in any event within 60 days after the end of each half of each of its financial years the published interim consolidated financial statements of the Group for that financial half year;

(c)
as soon as the same become available, but in any event within 120 days after the end of each of the relevant Obligor’s financial years, each Obligor’s financial statements, audited if so prepared, for that financial year; and

(d)
together with the accounts specified in clauses 21.1(a) and 21.1(b), but only if necessary, a certificate signed by two officers of the Company in the form of schedule 11 identifying the Material Subsidiaries on the basis of those accounts.

21.2	Requirements as to Financial Statements

The Company shall procure that each set of financial statements delivered pursuant to clause 20.6 (Financial Statements) is prepared using IFRS or GAAP, as applicable, except (in the case of an Obligor incorporated outside the United Kingdom) where the relevant Obligor is required to prepare its financial statements in accordance with accounting principles generally accepted in a jurisdiction other than the United Kingdom in which case its financial statements will be prepared and audited in accordance with the accounting principles of that jurisdiction generally accepted and consistently applied (save for changes in accounting principles disclosed in the relevant financial statements).

21.3	Information: Miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) all documents dispatched by the Company to its shareholders (or any class of them) generally at the same time as they are dispatched.

21.4	Notification of Default

(a)	Each Obligor shall notify the Agent of any Default promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent notice confirming that no Default is continuing (or if a Default is continuing, specifying the Default).

21.5	Use of Websites

(a)
The Company may satisfy its obligation under this agreement to deliver any information in relation to those Lenders ( the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure; or

(ii)	the password specifications for the Designated Website change.

If the Company notifies the Agent under clause 21.5(c)(i), all information to be provided by the Company under this agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)
Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

21.6	“Know Your Customer” Checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this agreement;

(ii)	any change in the status of an Obligor after the date of this agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of clause 21.6(a)(iii), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause 21.6(a)(iii), on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in clause

21.6(a)(iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
The Company shall, by not less than ten Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of the Subsidiaries becomes an Additional Obligor pursuant to clause 25 (Changes to the Obligors).

(d)
Following the giving of any notice pursuant to clause 21.6(c), if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this agreement as an Additional Obligor.

22.	GENERAL UNDERTAKINGS

The undertakings in this clause 22 remain in force from the date of this agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with Laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3	Negative Pledge

(a)	Subject to clause 22.3(b), no Obligor shall (and the Company shall ensure that no other member of the Restricted Group will) create or permit to subsist any Security over any of its assets.

(b)	Clause 22.3(a) does not apply to:

(i)	any Security listed in schedule 8 (Existing Security);

(ii)	any netting or set-off arrangement entered into by any member of the Restricted Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	a lien or right of set-off arising solely by operation of law or by agreement and in the ordinary course of business;

(iv)	for a period of six Months after the date of the relevant acquisition, any Security over or affecting any asset acquired by a member of the Restricted Group after the date of this agreement if:

(A)	the Security was not created in contemplation of the acquisition of that asset by a member of the Restricted Group; and

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Restricted Group.

(v)
for a period of six Months after the date of the relevant acquisition, any Security over or affecting any asset of any company which becomes a member of the Restricted Group after the date of this agreement, where the Security is created prior to the date on which that company becomes a member of the Restricted Group, if:

(A)	the Security was not created in contemplation of the acquisition of that company; and

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company.

(vi)	any Security entered into pursuant to any Finance Document;

(vii)
any Security granted over any real property of a member of the Restricted Group at the time of purchase thereof for any loan or other obligation raised or undertaken for the sole purpose of financing the purchase of that real property;

(viii)
any retention of title reserved by any seller of goods in the normal course of business, or any Security imposed, reserved or granted over goods supplied by such seller in respect of the unpaid price of goods supplied in the ordinary course of business;

(ix)
any Security granted by any member of the Restricted Group which carries on a broking or similar business, in each case in the ordinary course of that broking or similar business over any asset deposited with either a bank in connection with the clearance of traded securities, securities exchange or clearing system as security for the relevant company’s obligations to such bank, landlord, securities exchange or clearing system (including for the avoidance of doubt, any repo or similar sale and purchase arrangements entered into by any member of the Restricted Group);

(x)	any Security which the Majority Lenders have at any time agreed in writing shall be permitted;

(xi)
any Security granted by any member of the Restricted Group in the ordinary course of business in respect of any assets deposited with a central bank or other regulatory body in compliance with the requirements of that central bank or regulatory body;

(xii)	a Security granted in respect of a Back to Back Loan over the cash or cash equivalent deposits concerned;

(xiii)
any Security created in connection with a Securitisation of Securitisation Assets where the recourse of the creditor(s) of the securities issued pursuant to that Securitisation or any financial obligation created by any on-lending of the proceeds of any such Securitisation is principally limited to;

(A)	those Securitisation Assets; and

(B)	if those Securitisation Assets comprise all of the business of the relevant entity, the shareholding or other interest in that entity; and

(xiv)
any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under clause 22.3(b)(i) to 22.3(b)(xiii)) does not exceed £100,000,000 (or its equivalent in another currency or currencies).

22.4	Upstream Guarantees

(a)
The Company shall procure that no member of the Restricted Group (other than a Guarantor) will give any guarantee or undertake any similar liability in respect of any Financial Indebtedness of any Borrower.

(b)
The Company shall not procure or agree that any member of the Group (other than a Guarantor) will give any guarantee or undertake any similar liability in respect of any Financial Indebtedness of any Borrower.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this clause 23 is an Event of Default.

23.1	Non-Payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within five Business Days of its due date.

23.2	Other Obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 23.1 (Non-Payment).

(b)	No Event of Default under clause 23.2(a) will occur if the failure to comply is capable of remedy and is remedied within 30 days of the Agent giving notice to the Company.

23.3	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and, if capable of remedy, is not remedied within 30 days of the Agent giving notice to the Company.

23.4	Cross Default

Any other Financial Indebtedness of any Obligor or any Material Subsidiary:

(a)	are not paid when due nor within any applicable grace period in any agreement or instrument relating to such Financial Indebtedness; or

(b)	becomes due and payable before its normal or agreed maturity through the occurrence of an event of default (howsoever described),

and such other Financial Indebtedness when aggregated with any other Financial Indebtedness of any Obligor or Material Subsidiary which falls within the terms of clause 23.4(a) or (b), is in excess of £20,000,000 (or its equivalent in other currencies) except that this clause 23.4 does not apply during the period of 180 days beginning on the date any company becomes a member of the Group to any Financial Indebtedness of that company outstanding as at the date it becomes a member of the Group which, but for this proviso, would have caused an Event of Default under this clause 23.4 at that date.

23.5	Insolvency

Any order(s) is or are made or effective resolution(s) is or are passed for the liquidation, administration, winding-up or dissolution of any Obligor or any Material Subsidiary or for the reorganisation of any Obligor or any Material Subsidiary except, in the case of any Material Subsidiary, for:

(a)
the purpose of and followed by an amalgamation and reconstruction the terms of which have first been approved by the Majority Lenders in writing such approval not to be unreasonably withheld or delayed; or

(b)
a voluntary solvent liquidation, winding-up, dissolution or reorganisation in connection with the transfer of the business, undertaking and assets of such Material Subsidiary to another member of the Group; or

(c)	where such liquidation, administration, winding-up, dissolution or reorganisation could not reasonably be expected to have a Material Adverse Effect.

23.6	Insolvency Proceedings

Any Obligor or any Material Subsidiary takes any corporate action or other steps are taken or legal proceedings are started for the appointment of a receiver, administrative receiver, trustee or similar officer (other than an administrator) of it or of any or all of its revenues and assets (or any order(s) is or are made or effective resolution(s) is or are passed for the appointment of an administrator of it) which, in the case of any Material Subsidiary, could reasonably be expected to have a Material Adverse Effect.

23.7	Creditors’ Process

Any Obligor or any Material Subsidiary is unable or admits in writing its inability to pay its debts as they fall due or commences negotiations with a view to, or takes any proceedings under any law for, a readjustment, rescheduling or deferment of all or any of its obligations (or proposes, makes or enters into a general assignment, arrangement or composition with or for the benefit of its creditors) which, in the case of any Material Subsidiary, could reasonably be expected to have a Material Adverse Effect.

23.8	Suspension of Business

Save as previously approved in writing by the Majority Lenders:

(a)	the Company shall suspend or threaten to suspend all or a substantial part of the Restricted Group’s operations or ceases, or threatens to cease, to carry on the business of the Restricted Group; or

(b)
any other Obligor or any Material Subsidiary shall suspend or threaten to suspend all or a substantial part of its operations or ceases, or threatens to cease, to carry on its business which, in the case of any such Material Subsidiary could reasonably be expected to have a Material Adverse Effect and except, in the case of any such Material Subsidiary, for the purpose of and followed by an amalgamation, the terms of which have first been approved by the Majority Lenders in writing or in connection with the transfer of the business, undertaking and assets of such Material Subsidiary to another member of the Group.

23.9	Invalidity of any Finance Document

Any Finance Document shall at any time for any reason cease to be in full force and effect other than:

(a)	in accordance with its terms; or

(b)	by agreement with the Lenders.

23.10	Execution or distress

Any execution or distress is levied against, or an encumbrancer takes possession of the whole or any part of, the property, undertaking or assets of any Obligor or any Material Subsidiary and it is not satisfied, removed or discharged within seven days and which, in the case of any Material Subsidiary could reasonably be expected to have a Material Adverse Effect.

23.11	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company, declare that an Event of Default has occurred and:

(a)	cancel the Total Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)
declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable; and/or

(e)
declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

23.12	Notice

The Agent will, if practicable to do so, notify the Company prior to issuing a notice under clause 23.11 (Acceleration) in respect of a default by any Obligor other than the Company provided that the Agent shall not be liable to any Obligor if it fails to give such notice and provided that any failure by the Agent to give such notice shall not prejudice, in any way, the rights of each Finance Party under the Finance Documents including, without limitation, the Agent’s right to deliver a notice under clause 23.11 (Acceleration).

24.	CHANGES TO THE LENDERS

24.1	Assignments and Transfers by the Lenders

Subject to this clause 24, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution (the “New Lender”).

24.2	Conditions of Assignment or Transfer

(a)
The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or a Default is continuing.

(b)
The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent 14 days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	For the avoidance of doubt, the refusal of the Company to give consent to an assignment or transfer will be deemed reasonable for the purpose of this clause 24.2 if the proposed New Lender is:

(i)	a Hedge Fund; or

(ii)
an entity which, in the opinion of the Company, has demonstrated in past transactions that it is unlikely to be supportive of a lending relationship with the Company or the Group or any of their Affiliates.

(d)	When seeking to obtain the consent of the Company under this clause, the Existing Lender must provide the Company with:

(i)	the full legal name of the proposed New Lender; and

(ii)	a copy of any Confidentiality Undertaking required to be obtained in accordance with clause 24.7 (Disclosure of Information).

(e)	An assignment of rights will only be effective on:

(i)
receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;

(ii)
the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f)	A transfer will only be effective if the procedure set out in clause 24.5 (Procedure for Transfer) is complied with.

(g)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 14 (Tax Gross-Up and Indemnities) or clause 15 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(h)
In the case of a partial assignment, transfer or novation of rights and obligations under clause 24.1 (Assignments and Transfers by the Lender), a minimum amount of £5,000,000 (unless to an Affiliate or to a Lender or the Agent agrees otherwise) must be assigned, transferred or novated.

24.3	Assignment or Transfer Fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,250.

24.4	Limitation of Responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for Transfer

(a)
Subject to the conditions set out in clause 24.2 (Conditions of Assignment or Transfer) a transfer is effected in accordance with clause 24.5(c) when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to clause 24.5(b), as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this agreement and delivered in accordance with the terms of this agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the Arrangers, the New Lender, any other Lenders and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

24.6	Copy of Transfer Certificate to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

24.7	Disclosure of Information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this agreement;

(b)
with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate, in relation to clause 24.7(a) and 24.7(b), the person to whom the information is to be given has entered into a Confidentiality Undertaking.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and Transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Borrowers

(a)
Subject to compliance with the provisions of clause 21.6 (c) and 21.6 (d) (“Know Your Customer” Checks), the Company may request that any of its wholly owned Subsidiaries which is a member of the Restricted Group becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	all the Lenders approve the addition of that Subsidiary or it is incorporated in England and Wales;

(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)
the Agent has received all of the documents and other evidence listed in part 2 of schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)
The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in part 2 of schedule 2 (Conditions Precedent).

25.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

25.4	Additional Guarantors

(a)
Subject to compliance with the provisions of clause 21.6 (c) and 21.6 (d) (“Know Your Customer” Checks), the Company may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)
the Agent has received all of the documents and other evidence listed in part 2 of schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)
The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in part 2 of schedule 2 (Conditions Precedent).

25.5	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii)	no payment is due from the Guarantor under clause 19 (Guarantee and Indemnity); and

(iii)	all the Lenders have consented to the Company’s request.

25.6	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

26.	ROLE OF THE AGENT AND THE ARRANGERS

26.1	Appointment of the Agent

(a)	Each other Finance Party (other than the Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each other Finance Party irrevocably authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3	Role of the Arranger

Except as specifically provided in the Finance Documents, an Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No Fiduciary Duties

(a)	Nothing in this agreement constitutes the Agent or any Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor any Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

The Agent and any Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and Discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 23.1 (Non-Payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this agreement.

(f)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Lenders’ Instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall:

(i)
exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)
The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8	Responsibility for Documentation

Neither the Agent nor any Arranger:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9	Exclusion of Liability

(a)
Without limiting clause 26.9(b), (and without prejudice to the provisions of clause 29.10(e) (Disruption to Payment Systems etc.), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause subject to clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)
Nothing in this agreement shall oblige the Agent or an Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

26.10	Lenders’ Indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 29.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b)
Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with clause 26.11(b) within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with clause 26.11(b). In this event, the Agent shall resign in accordance with clause 26.11(b).

26.12	Confidentiality

(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.13	Relationship with the Lenders

(a)
The Agent may treat each Lender as a Lender, entitled to payments under this agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with schedule 4 (Mandatory Cost Formulae).

26.14	Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and each Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16	Agent’s Management Time

Any amount payable to the Agent under clause 16.3 (Indemnity to the Agent), clause 18 (Costs and Expenses) and clause 26.10 (Lenders’ Indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 13 (Fees).

26.17	Deduction from Amounts Payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with clause 29 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 29 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 29.5 (Partial Payments).

28.2	Redistribution of Payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 29.5 (Partial Payments).

28.3	Recovering Finance Party’s Rights

(a)
On a distribution by the Agent under clause 28.2 (Redistribution of Payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under clause 28.3(a), the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 28.2 (Redistribution of Payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Lender for the amount so reimbursed.

28.5	Exceptions

(a)
This clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Lender any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 29.3 (Distributions to an Obligor) and clause 29.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 30 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Partial Payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Lenders, vary the order set out in clause 29.5(a)(ii) to (iv).

(c)	Clauses 29.5(a) and (b) will override any appropriation made by an Obligor.

29.6	No Set-Off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of Account

(a)	Subject to clause 29.8(b) to (e), the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.9	Change of Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.10	Disruption to Payment System etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 35 (Amendments and Waivers);

(e)
the Agent shall not be liable for any damages, costs of losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 29.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.	SET-OFF

After a Default which is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES, EMAIL OR ANY ELECTRONIC COMMUNICATION APPROVED BY THE AGENT

31.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter, email or any other electronic communication approved by the Agent.

31.2	Addresses

(a)
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(i)	in the case of the Company, that identified with its name below;

(ii)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(iii)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

(b)	The address and fax number of the Agent are:

HSBC Bank plc
Level 24
8 Canada Square
London
E14 5HQ

Attention: Corporate Trust and Loan Agency

Facsimile: +44 20 7991 4348

(c)	The address and fax number of the Company:

Reuters Group PLC
The Reuters Building
South Colonnade
Canary Wharf
London
E14 5EP

Attention:       Global Head of Tax and Treasury

Facsimile:      +44 20 7542 5404
Email:             helen.jones@reuters.com

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form;

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of email or any other electronic communication, when received,

and, if a particular department or officer is specified as part of its address details provided under clause 31.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

31.4	Notification of Address and Fax Number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5	Electronic Communication

(a)	Any communication to be made between the Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Party:

(i)
agree that, unless and until notified to the contrary, this is to be an accepted form of communication (and each Party agrees that electronic mail is an accepted form unless a Party notifies the Agent otherwise (and immediately upon such notification the Agent will notify all Parties));

(ii)	notify each other in writing of any information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to any such information supplied by them.

(b)
Any electronic communication will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.6	English Language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day Count Convention

Any interest, Mandatory Cost, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required Consents

(a)
Subject to clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Company and the Majority Lenders and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.

(c)	The Agent shall promptly notify the other Parties of any amendment or waiver effected under this clause 35.

35.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with clause 25 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	clause 2.2 (Finance Parties’ Rights and Obligations), clause 24 (Changes to the Lenders), clause 28 (Sharing Among the Finance Parties) or this clause 35,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.	GOVERNING LAW

This agreement is governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute regarding the existence, validity or termination of this agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

IN WITNESS whereof this agreement has been executed on the date first above written.

SCHEDULE 1

The Original Lenders

Part 1 - The Original Lenders - Other than UK Non-Bank Lenders

Name of Original Lender	Commitment (£)
Citibank, N.A.	56,666,666.67
Commerzbank AG London Branch	56,666,666.67
Deutsche Bank AG, London Branch	56,666,666.67
Dresdner Bank AG Niederlassung Luxembourg	56,666,666.67
HSBC Bank plc	56,666,666.67
JPMorgan Chase Bank, N.A.	56,666,666.67
Lloyds TSB Bank PLC	56,666,666.67
Morgan Stanley Bank	56,666,666.67
Société Générale	56,666,666.67
Standard Chartered Bank	56,666,666.67
The Royal Bank of Scotland plc	56,666,666.63
UBS Limited	56,666,666.67

TOTAL	£680,000,000

SCHEDULE 2

Conditions Precedent

Part 1 - Conditions Precedent To Initial Utilisation

1.	The Company

1.1	A copy of the constitutional documents of the Company.

1.2	A copy of a resolution of the board of directors of the Company:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2(b).

1.4
A certificate of the Company (signed by a director or the Company’s secretary) confirming that borrowing the Total Commitments would not cause any borrowing limit binding on the Company to be exceeded.

1.5
A certificate of an authorised signatory of the Company certifying that each copy document relating to it specified in this part 1 of schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signing Date.

2.	Legal Opinions

A legal opinion of Allen & Overy, legal advisers to the Arrangers and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this agreement.

3.	Existing Facility Agreement

Evidence that the Company has given notice of prepayment in full of any outstandings and notice of cancellation in full under the Existing Facility Agreement, such prepayment and cancellation to take effect no later than the first Utilisation Date and the total commitments under the Existing Facility Agreement have been irrevocably cancelled.

Part 2 - Conditions Precedent Required to be Delivered by an Additional Obligor

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

3.1	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

3.2	authorising a specified person or persons to execute the Accession Letter on its behalf; and

3.3
authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3.

5.
A copy of a resolution signed by all the holders of the issued shares of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

6.
A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.
A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this part 2 of schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited financial statements of the Additional Obligor.

10.	A legal opinion of Allen & Overy, legal advisers to the Arrangers and the Agent in England.

11.
If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arrangers and the Agent in the jurisdiction in which the Additional Obligor is incorporated.

SCHEDULE 3

Utilisation Request

From:       [Borrower]

To:           [Agent]

Dated:

Dear Sirs

£680,000,000 Multicurrency Revolving Facility Agreement dated 26 October 2006 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[___________] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[___________]

Amount:	[___________] or, if less, the Available Facility

Interest Period:	[___________]

3.	We confirm that each condition specified in clause 4.2 (Further Conditions Precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of relevant Borrower]

SCHEDULE 4

Mandatory Cost Formula

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B - D) + E x 0.01	per cent. per annum
100 - (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum.
300

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in clause 10.3(a) (Default Interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	its jurisdiction of incorporation and the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose,

each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Agent pursuant to this schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.
The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

Form of Transfer Certificate

To:	[____________] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

£680,000,000 Multicurrency Revolving Facility Agreement dated 26 October 2006 (the “Agreement”)

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to clause 24.5 (Procedure for Transfer):

2.1
the Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the schedule in accordance with clause 24.5 (Procedure for Transfer);

2.2	the proposed Transfer Date is [_______________];

2.3	the Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 31.2 (Addresses) are set out in the schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 24.4(c) (Limitation of Responsibility of Existing Lenders).

4.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of a Loan under a Finance Document is either:

4.1	a Lender:

(a)	which is a bank (as defined for the purpose of section 349 of the Taxes Act) making a Loan; or

(b)	in respect of a Loan by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that Loan was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that Loan; or

4.2	a Lender which is:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that Loan that falls to it by reason of sections 114 and 115 of the Taxes Act;

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that Loan in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or

4.3	a Treaty Lender.

[5.]	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[6.]	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/Rights and Obligations to be Transferred

[insert relevant details]

[Facility Office address, fax number, email address and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                  ].

[Agent]

By:

SCHEDULE 6

Form of Accession Letter

To:	[___________] as Agent

From:	[Subsidiary] and [Company]

Dated:

Dear Sirs

£680,000,000 Multicurrency Revolving Facility Agreement dated 26 October 2006 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.
[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to [clause 25.2 (Additional Borrowers)]/[clause 25.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Email:

Attention:

4.	This Accession Letter is governed by English law.

[This Accession Letter is entered into by deed.]

[Company]                     [Subsidiary]

SCHEDULE 7

Form of Resignation Letter

To:	[______________] as Agent

From:	[resigning Obligor] and [Company]

Dated:

Dear Sirs

£680,000,000 Multicurrency Revolving Facility Agreement dated 26 October 2006 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.
Pursuant to [clause 25.3 (Resignation of a Borrower)]/[clause 25.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that:

3.1	no Default is continuing or would result from the acceptance of this request; and

3.2	[the [resigning Obligor] is under no actual or contingent obligations as a Borrower under any Finance Documents.]

4.	This Resignation Letter is governed by English law.

[Company]	[Subsidiary]

By:	By:

SCHEDULE 8

Existing Security

Name of grantor	Security	Total Principal Amount of Indebtedness Secured

Reuters C LLC
(1) A continuing lien upon and assignment of all right, title and interest of Reuters C LLC in and to the balance of every deposit account of Reuters C LLC with any office of JPMorgan Chase Bank, N.A. or any affiliate or subsidiary thereof, and in and to all money, instruments, securities, documents, chattel paper, demands, precious metals, funds, and all claims and demands and rights and interest therein of Reuters C LLC, and in and to all evidences thereof, which have been or at any time shall be delivered to or otherwise come into the possession, custody or control of any office of JPMorgan Chase Bank, N.A. or any affiliate or subsidiary thereof, or into the possession, custody or control of any affiliate, agent or correspondent of any such entity for any purpose. (2) A security interest in any and all property Reuters C LLC holds as security for the obligations of any party related to the letter of credit issued by JPMorgan Chase Bank, N.A. by order of Reuters C LLC.
U.S.$120,000,000

SCHEDULE 9

LMA Form of Confidentiality Undertaking

To:	[insert name of potential Lender/Affiliate]

From:	[The Lender]

Dated:

£680,000,000 Multicurrency Revolving Facility Agreement dated 26 October 2006 (the “Agreement”)

Dear Sirs

We understand that you are considering participating in the Agreement. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	CONFIDENTIALITY

1.1	Confidentiality Undertaking

You undertake:

(a)
to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 1.2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)
to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Agreement;

(c)	to use the Confidential Information only for the Permitted Purpose;

(d)
to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 1.2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(e)	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Agreement.

1.2	Permitted Disclosure

We agree that you may disclose Confidential Information:

(a)
to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)
(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(c)	with the prior written consent of us and the Company.

1.3	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 1.2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

1.4	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 1.2(b) above.

1.5	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 1.2 above (other than sub-paragraph 1.2(a)) or which, pursuant to paragraph 1.4 above, are not required to be returned or destroyed).

1.6	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a)
neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)
we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

1.7	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

1.8	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

1.9	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company and each other member of the Group.

2.	MISCELLANEOUS

2.1	Third party rights

(a)
Subject to paragraph 1.6 and paragraph 1.9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

2.2	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

2.3	Definitions

In this letter (including the acknowledgement set out below):

the “Company” means Reuters Group PLC;

“Confidential Information” means any information relating to the Company, the Group, and the Agreement and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Company and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

“Permitted Purpose” means considering and evaluating whether to enter into the Agreement.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Lender]

To:	[Lender]; and

The Company and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[potential Lender/Affiliate]

SCHEDULE 10

Timetables

	Loans in U.S.$ or euro	Loans in Sterling	Loans in other currencies

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with clause 4.3(b) (Conditions Relating to Optional Currencies)	Not Applicable	Not Applicable	5.00 p.m. on the third Business Day after receipt of a request from the Company for approval of a currency pursuant to clause 4.3(a)(ii)

Delivery of a duly completed Utilisation Request (clause 5.1 (Delivery of a Utilisation Request))	3.00 p.m. on the third Business Day before the proposed Utilisation Date	8.00 a.m. on the proposed Utilisation Date	3.00 p.m. on the third Business Day before the proposed Utilisation Date

Agent determines (in relation to a Loan) the Base Currency Amount of the Loan, if required under clause 5.4(c) (Lenders’ Participation) and notifies the Lenders of the Loan in accordance with clause 5.4(c) (Lender’s Participation)
	5.00 p.m. on the third Business Day before the proposed Utilisation Date	10.30 a.m. on the proposed Utilisation Date	5.00 p.m. on the third Business Day before the proposed Utilisation Date

Agent receives a notification from a Lender under clause 7.2 (Unavailability of a Currency)	Not Applicable	Not Applicable	9.30 a.m. on the second Business Day before the proposed Utilisation Date

Agent gives notice to the Company in accordance with clause 7.2 (Unavailability of a Currency)	Not Applicable	Not Applicable	10.45 a.m. on the second Business Day before the proposed Utilisation Date

LIBOR or EURIBOR is fixed	Quotation Day as of 11.00 a.m. London time in respect of LIBOR and as of 11.00 a.m. Brussels time in respect of EURIBOR	Quotation Day as of 11.00 a.m.	Quotation Day as of 11.00 a.m.

SCHEDULE 11

Material Subsidiaries

To:	[________________] as Agent

From:	[Company]

Dated:

Dear Sirs

£680,000,000 Multicurrency Revolving Facility Agreement dated 26 October 2006 (the “Agreement”)

1.	We refer to the Agreement. Terms defined in the Agreement have the same meaning when used in this certificate unless given a different meaning in this certificate.

2.	Based on the consolidated financial statements of the Group for the financial year ended [•], the Material Subsidiaries were:

[•]

Signed:

Director	Director
of	of
[Company]	[Company]

SIGNATORIES

Company

Signed by for and on behalf of REUTERS GROUP PLC:	) ) ) )	/s/ DAVID GRIGSON

Mandated Lead Arrangers

Signed by for and on behalf of CITIGROUP GLOBAL MARKETS LIMITED:	) ) ) )	/s/ MICHAEL LLEWELYN-JONES

Signed by for and on behalf of COMMERZBANK AG LONDON BRANCH:	) ) ) )	/s/ MARK SMYTH

Signed by for and on behalf of DEUTSCHE BANK AG, LONDON BRANCH:	) ) ) )	/s/ SIMON DERRICK /s/ RICHARD SEDLACEK

Signed by for and on behalf of DRESDNER BANK AG NIEDERLASSUNG LUXEMBOURG:	) ) ) )	/s/ BOB CURRY

Signed by for and on behalf of HSBC BANK plc:	) ) ) )	/s/ TIM BOLTON

Signed by for and on behalf of J.P. MORGAN plc:	) ) ) )	/s/ JAY-MICHAEL BASLOW

Signed by for and on behalf of LLOYDS TSB BANK PLC:	) ) ) )	/s/ LIZ WILLIAMS

Signed by for and on behalf of MORGAN STANLEY BANK INTERNATIONAL LIMITED:	) ) ) ) )	/s/ HUGO BARING

Signed by for and on behalf of SOCIETE GENERALE:	) ) ) )	/s/ BRUCE POMFORD

Signed by for and on behalf of STANDARD CHARTERED BANK:	) ) ) )	/s/ TONY BEDFORD /s/ SHALINI CHANDA

Signed by for and on behalf of THE ROYAL BANK OF SCOTLAND plc:	) ) ) )	/s/ TREVOR NEILSON

Signed by for and on behalf of UBS LIMITED:	) ) )	/s/ GRAHAM VANCE /s/ ANDREW SANTACROCE

Lenders

Signed by for and on behalf of CITIBANK, N.A.:	) ) ) )	/s/ MICHAEL LLEWELYN-JONES

Signed by for and on behalf of COMMERZBANK AG LONDON BRANCH:	) ) ) )	/s/ MARK SMYTH

Signed by for and on behalf of DEUTSCHE BANK AG, LONDON BRANCH:	) ) ) )	/s/ SIMON DERRICK /s/ RICHARD SEDLACEK

Signed by for and on behalf of DRESDNER BANK AG NIEDERLASSUNG LUXEMBOURG:	) ) ) )	/s/ BOB CURRY

Signed by for and on behalf of HSBC BANK plc:	) ) ) )	/s/ TIM BOLTON

Signed by for and on behalf of JPMORGAN CHASE BANK, N.A.:	) ) ) )	/s/ JAY-MICHAEL BASLOW

Signed by for and on behalf of LLOYDS TSB BANK PLC:	) ) ) )	/s/ LIZ WILLIAMS

Signed by for and on behalf of MORGAN STANLEY BANK:	) ) ) ) )	/s/ HUGO BARING

Signed by for and on behalf of SOCIETE GENERALE:	) ) ) )	/s/ BRUCE POMFORD

Signed by for and on behalf of STANDARD CHARTERED BANK:	) ) ) )	/s/ TONY BEDFORD /s/ SHALINI CHANDA

Signed by for and on behalf of THE ROYAL BANK OF SCOTLAND plc:	) ) ) )	/s/ TREVOR NEILSON

Signed by for and on behalf of UBS LIMITED:	) ) ) )	/s/ GRAHAM VANCE /s/ ANDREW SANTACROCE

Agent

Signed by for and on behalf of HSBC BANK plc:	) ) ) )	/s/ TIM BOLTON